AMENDED AND RESTATED SERVICES AGREEMENT

This Agreement is made as of this 23rd day of September, 2013, by and between MADISON ASSET MANAGEMENT, LLC, a Wisconsin limited liability company having its principal place of business in Madison, Wisconsin (“MAM”), and MADISON FUNDS (f/k/a/ MEMBERS Mutual Funds), a Delaware business trust (the “Trust”), on behalf of each existing series thereof listed in Exhibit A hereto and any additional series that the Trust may establish from time to time (each, a “Fund” and collectively, the “Funds”).

The parties hereto, intending so to be legally bound, agree with each other as follows:

1.           Provision of Services. MAM hereby undertakes to provide, or arrange to have a third party provide, the Trust with such services as it may require in the ordinary conduct of its business, to the extent that MAM (or any other person), acting as the Trust’s investment adviser, has not undertaken to provide such services. In this regard, MAM shall provide, or arrange to have a third party provide, the following services to the Trust: transfer agent services; custodial services; fund administration services; and fund accounting services; and shall arrange and pay for independent public accounting services for audit and tax purposes, legal services, the services of independent trustees of the Trust, a fidelity bond, and directors and officers/errors and omissions insurance; and such other services necessary to the conduct of the Trust’s business (collectively, the “Services”).  The Trust hereby engages MAM to provide it with such Services.

2.           Scope of Authority. MAM shall be at all times, in the performance of its functions hereunder, subject to any direction and control of the Board of Trustees of the Trust (the “Board”) and of its officers, and to the terms of its Declaration of Trust. In the performance of its duties hereunder, MAM shall be authorized to take such action not inconsistent with the express provisions hereof as it deems advisable.  Subject to the approval of the Board as necessary, MAM may contract with other persons to provide to the Trust with any of the Services contemplated herein under such terms as it deems reasonable and shall have the authority to direct the activities of such other persons in the manner it deems appropriate, with the following exceptions:  (a) the independent public accounting services for audit and tax purposes shall be subject to the oversight of the Audit Committee of the Trust; and (b) legal counsel to the independent trustees shall be subject to the direction of the independent trustees.

3.           Other Activities of MAM.

(a)
MAM and any of its affiliates shall be free to engage in any other lawful activity, including the rendering to others of services similar to those to be rendered to the Trust hereunder; and MAM or any interested person thereof shall be free to invest in the Trust as a shareholder, to become an officer or trustee thereof if properly elected, or to enter into any other relationship with the Trust approved by the Board and in accordance with law.

(b)
MAM agrees that it will not deal with the Trust in any transaction in which MAM acts as a principal, except to the extent as may be permitted by the terms of this Agreement. The records MAM maintains on behalf of the Trust are the sole property of the Trust and will be surrendered promptly to the Trust upon its request pursuant to Rule 31a-3 of the Investment Company Act of 1940, as amended (the “1940 Act”).

4.	Compensation to MAM.

(a)
MAM agrees to provide or arrange for the provision of the Services in exchange for a services fee (the “Services Fee”).  The Services Fee, which shall be paid at the end of each month, is calculated as a percentage of the average value of the net assets each day for each Fund during the month at the annual rates set forth in Exhibit A hereto.  The Services Fee shall be accrued daily at 1/365th of the applicable annual rate (or 1/366th of the applicable annual rate in leap years). For the purpose of accruing compensation, the net assets of each Fund shall be determined in the manner and on the dates set forth in the Declaration of Trust or the current registration statement of the Trust and, on days on which the net assets are not so determined, the net asset value computation to be used shall be as determined on the immediately preceding day on which the net assets were determined.

(b)
Notwithstanding anything herein to the contrary, the Services Fee shall not include (i) any fees and expenses relating to portfolio holdings (e.g., brokerage commissions, interest on loans, etc.); (ii) extraordinary and non-recurring fees and expenses (e.g., costs relating to any line of credit the Trust maintains with its custodian or another entity for investment purposes); or (iii) the costs associated with investment by the Trust in other investment companies (i.e., acquired fund fees); or (iv) any fees paid pursuant to any Rule 12b-1 plan adopted by the Trust (clauses (i)-(iv) are collectively referred to herein as the “Excluded Expenses”).  Therefore, Excluded Expenses are the responsibility of the Trust, not MAM.

(c)
In the event of termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rated basis through the date of termination and paid within 15 business days of the date of termination. During any period when the determination of net asset value is suspended, the net asset value of a Fund as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

(d)
The Services Fee for each Fund may not be raised without approval by the Board.  MAM may, however, lower its fees at any time, which lower fees must be ratified by the Board. Once lowered, MAM may not raise the fees without approval by the Board. Nothing herein prevents MAM from waiving any or all of its fees hereunder at any time.

5.           Relationship to Investment Advisory Agreement. It is understood by the parties hereto that in connection with the execution of this Agreement, the Trust has entered into an Investment Advisory Agreement with MAM in its separate capacity as the investment adviser to the Trust pursuant to which MAM will provide investment management services to the Trust. If, at any time, MAM ceases to act as investment adviser to the Trust under terms substantially similar to those of the Investment Advisory Agreement, then this Agreement shall immediately terminate as of a date 30 days from the date of such event, unless within such 30-day period MAM gives written notice to the Trust that it waives such termination.  The Trust specifically acknowledges the separate capacities in which MAM is to provide services hereunder and under the Investment Advisory Agreement.

6.           Limitation of MAM’s Liability. Except as required by applicable federal securities law and regulation, MAM shall not be liable for any loss incurred in connection with any of its services hereunder, nor for any action taken, suffered or omitted and believed by it to be advisable or within the scope of its authority or discretion, except for acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of the duties assumed by it under this Agreement.  In addition, the Trust shall assume all losses and liabilities incurred in the administration to the Trust to the extent consistent with the foregoing sentence.

7.           Force Majeure. It is specifically agreed by the parties that if MAM is delayed in the performance of any of the services to be performed by it hereunder or prevented entirely or in part from performing such services due to causes or events beyond its control, then such delay or non-performance may either be excused and the reasonable time for performance thereby extended as necessary, or if such delay or non-performance continues for 30 days, then the Trust may cancel this Agreement immediately thereafter or at any time prior to the cessation of delay or resumption of performance by MAM; but MAM shall not otherwise be liable for and the Trust shall otherwise hold it harmless from any such delay or non-performance. “Causes or events beyond its control” shall include, without limitation, the following: Acts of God; interruption of power or other utility, transportation or communications services; malfunction of computer equipment; acts of civil or military authority; sabotage, national emergencies, war, explosion, flood, accident, earthquake, fire, or other catastrophe; strike or other labor problem; shortage of suitable parts, material, labor or transportation; or present or future law, governmental order, rule, regulation or official policy.

8.           Limitation of Trust’s Liability. MAM acknowledges that it has received notice of and accepts the limitations upon the Trust’s liability set forth in its Declaration of Trust. MAM agrees that the Trust’s obligations hereunder in any case shall be limited to the Trust and to its assets and that MAM shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any trustee, officer, employee or agent of the Trust.

9.           Term of Agreement.  This Agreement, as amended and restated, shall not become effective unless and until it is approved by the Board, including a majority of trustees who are not parties to this Agreement or interested persons of any such party.  Once approved, this Agreement shall come into full force and effect on the date set forth above and shall have an initial term of one year; provided that this Agreement shall not become effective as to any subsequently created Funds until it has again been approved by the Board, including a majority of trustees who are not parties to this Agreement or interested persons of any such party, and by the initial shareholder of each such Fund.  As to each Fund, this Agreement shall continue in effect for one year successive terms so long as such continuance is approved at least annually by (i) the Board, or by the vote of a majority of the outstanding voting securities of each Fund, and (ii) a majority of the trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

10.            Termination.

(a)	Notwithstanding any provision herein, this Agreement may be terminated at any time without penalty, by the Board or, with respect to any Fund, by the vote of the majority of the outstanding voting securities of such Fund, or by MAM, upon 30 days’ written notice to the other party.

(b)
This Agreement may not be assigned by MAM and shall automatically terminate upon any such assignment; except that MAM may assign or transfer its interest herein to a wholly-owned subsidiary of MAM, or to another entity operated substantially under common control with MAM, provided MAM represents to the Trust that substantial continuity of management, personnel and services previously available to the Trust will be maintained following such assignment or transfer and that the Board (including a majority of the trustees who are not interested persons of the Trust) accept such representation. Nothing herein shall limit the right of MAM to obtain goods and services from other persons as described in Section 2 above.

11.           Use of Terms. The terms “affiliated person,” “interested persons,” “assignment,” and “majority of the outstanding voting securities,” as used herein, shall have the same meanings as in the 1940 Act and any applicable regulations thereunder.

12.           Assumption of Existing Services Agreements.  MAM and the Trust acknowledge that, to the extent any agreement(s) between the Trust and third parties for services of the type to be provided or arranged to be provided by MAM hereunder remain outstanding as of the date of this Agreement, MAM shall assume responsibility for continuing applicable payments under such agreements.  In providing the services hereunder, MAM may recommend that the Trust continue, terminate or modify such agreements, including recommending that the Trust assign its obligations under such agreements to MAM for future disposition in MAM’s discretion, subject to any applicable legal or regulatory requirements.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on their behalf by their respective officers duly authorized as of the date set forth above.

MADISON FUNDS

By: (signature)
Katherine L. Frank, President

MADISONASSET MANAGEMENT, LLC

By: (signature)
Pamela M. Krill, General Counsel

Exhibit A

Series	Class A Shares	Class B Shares	Class C Shares	Class Y Shares	Class R6 Shares
Conservative Allocation Fund	0.25%	0.25%	0.25%	N/A	N/A
Moderate Allocation Fund	0.25%	0.25%	0.25%	N/A	N/A
Aggressive Allocation Fund	0.25%	0.25%	0.25%	N/A	N/A
Cash Reserves Fund1	0.15%	0.15%	N/A	N/A	N/A
Tax-Free Virginia Fund	N/A	N/A	N/A	0.35%	N/A
Tax-Free National Fund	N/A	N/A	N/A	0.35%	N/A
Government Bond Fund	N/A	N/A	N/A	0.25%	N/A
Core Bond Fund	0.15%	0.15%	N/A	0.15%	0.02%
High Quality Bond Fund	N/A	N/A	N/A	0.19%	N/A
Corporate Bond Fund	N/A	N/A	N/A	0.25%	N/A
High Income Fund	0.20%	0.20%	N/A	0.20%	N/A
Diversified Income Fund	0.20%	0.20%	0.20%	N/A	N/A
Dividend Income Fund	N/A	N/A	N/A	0.35%2	N/A
Equity Income Fund	0.15%	N/A	0.15%	0.15%	0.02%
Investors Fund	0.35%3	N/A	N/A	0.35%4	0.02%
Large Cap Value Fund	0.36%	0.36%	N/A	0.36%	N/A
Large Cap Growth Fund	0.20%	0.20%	N/A	0.20%	N/A
Mid Cap Fund	0.40%	0.40%	N/A	0.40%	0.02%
Small Cap Fund	0.25%	0.25%	N/A	0.25%	N/A
NorthRoad International Fund	N/A	N/A	N/A	0.35%	0.02%
International Fund	0.30%	0.30%	N/A	0.30%	N/A
1	MAM hereby agrees to waive its Services Fee and reimburse Fund expenses to the extent necessary to maintain a one-day yield of zero, until at least May 1, 2014.
2	MAM hereby agrees to waive 0.05% of its Services Fee on Class Y shares until May 1, 2014.
3
Beginning September 23, 2013 and continuing until September 30, 2015, MAM hereby agrees to waive and/or reimburse the Service Fee on Class A shares to the extent necessary to maintain total annual fund operating expenses at 1.20%.

4
MAM hereby agrees to waive 0.05% of its Services Fee on Class Y shares until May 1, 2014.  Beginning May 2, 2014 and continuing until September 30, 2015, MAM hereby agrees to waive and/or reimburse the Service Fee on Class Y shares to the extent necessary to maintain total annual fund operating expenses at 0.95%.

MAM does not have the right to recoup any previously waived fees.